Exhibit 99.1

Murphy USA Inc. Announces Pricing of Notes Offering
EL DORADO, Arkansas, January 21, 2021 – Murphy USA Inc. (“Murphy USA”) (NYSE: MUSA) announced today that it has priced its previously announced private offering of $500 million aggregate principal amount of senior notes due 2031 (the “Notes”) by its wholly owned subsidiary, Murphy Oil USA, Inc. The Notes will be guaranteed on a senior unsecured basis by Murphy USA and by certain of Murphy USA’s domestic subsidiaries. The Notes will be issued at an issue price of 100.000%. The offering is expected to close on January 29, 2021, subject to customary closing conditions.
The Notes will bear interest at a rate of 3.750% per annum, payable semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 2021. The Notes will mature on February 15, 2031.
Murphy USA intends to use the net proceeds from the offering to finance, in part, its acquisition of Quick Chek Corporation (“QuickChek”) and to repay outstanding debt under its existing senior credit agreement. If the QuickChek acquisition is not consummated, Murphy USA will use the proceeds from this offering for general corporate purposes, which may include funding future acquisitions.
The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act or any applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in compliance with Regulation S under the Securities Act.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,500 stations located primarily in the Southwest, Southeast, and Midwest United States. The company and its team of nearly 10,000 employees serve an estimated 1.7 million customers each day through its network of retail gasoline stations in 25 states. The majority of Murphy USA's sites are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stores under the Murphy Express brand. Murphy USA ranks 262 among Fortune 500 companies.
Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in the Company’s operations, dividends and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the Company’s ability to consummate the acquisition of QuickChek on the stated terms or at all; the Company’s ability to realize projected synergies from the acquisition of QuickChek and successfully expand our food and beverage offerings; the Company’s ability to finance the acquisition of QuickChek on acceptable terms; the Company’s ability to continue to maintain a good business relationship with Walmart; successful execution of the Company’s growth strategy, including the Company’s ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with the Company’s newly planned stores which may be impacted by the financial health of third parties; the Company’s ability to effectively manage the Company’s inventory, disruptions in the Company’s supply chain and the Company’s ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic, such as COVID-19, including the impact on the Company’s fuel volumes if the gradual recoveries experienced throughout 2020 stall or reverse as a result of any resurgence in COVID-19 infection rates and government reaction in response thereof; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or the Company’s compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of the Company’s information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt the Company’s revenues and impact gross margins; changes to the Company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the Company’s share repurchases, or management of operating cash; the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates; risks related to the offering of the Notes, including the risk that the Notes offering is not consummated on anticipated terms, if at all. Murphy USA’s SEC reports, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. Murphy USA undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
Investor Contact:

Christian Pikul – Vice President, Investor Relations and Financial Planning & Analysis
Christian.Pikul@murphyusa.com
Office - 870-875-7683